EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Sigma Designs, Inc. of our report dated April 20, 2007, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 3, 2007, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, which report appears in the February 3, 2007 annual report on Form 10-K of Sigma Designs, Inc.

/s/ Armanino McKenna LLP

San Ramon, California

June 29, 2007